UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report: April 3, 2015
(Date of earliest event reported)

Chegg, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-36180	20-3237489
(Commission File Number)	(IRS Employer Identification No.)

3990 Freedom Circle
Santa Clara, California	95054
(Address of Principal Executive Offices)	(Zip Code)
(408) 855-5700
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On April 3, 2015, Chegg, Inc. (“Chegg”) entered into the 2015 Inventory Purchase and Consignment Agreement (the “Agreement”) with Ingram Hosting Holdings Inc. (“IHH”) and with respect to section 4 of the Agreement, the Amendment to Logistics and Warehouse Agreement with Ingram Book Group Inc. (“IBG” and together with IHH, “Ingram”). The Agreement with Ingram, which is non‑exclusive for both parties, commences on May 1, 2015 and expires on May 20, 2020, subject to the early termination rights of the parties. Chegg and IHH had entered previously into an Inventory Purchase and Assignment Agreement dated May 21, 2014, as supplemented on December 5, 2014, and Chegg and IBG had entered previously into a Logistics and Warehouse Agreement dated October 1, 2014 (collectively the “2014 Agreements”), pursuant to which Ingram managed a limited portion of the inventory and logistics for Chegg’s print textbook rental business, effectively on a trial basis.

The Agreement expands the scope of the 2014 Agreements and provides that by May 2, 2015, IHH will be responsible for all new textbook inventory purchases and, by 2016, IBG will manage all of the logistics and warehousing for Chegg’s print textbook rental business, subject to Chegg’s obligations to source portions of the rental and sales catalog on Ingram’s behalf and Ingram’s obligations to reimburse Chegg for such purchases. As a result of the Agreement, Chegg expects to exit its warehouse facilities by the end of 2015 and to incur a one‑time charge related to these exit activities of $5.0 million to $7.0 million that we expect to be recognized during 2015. Chegg has agreed to use commercially reasonable efforts to generate and commercialize rental transactions, and will continue to control the customer experience through its student‑first connected learning platform, including control of all marketing, customer pricing, payment processing, collections, service and support and data and related systems.

In general, Chegg will receive a commission of approximately 20% of revenue from print textbook rental transactions and liquidations of print textbook inventory that Chegg manages, net of taxes and customers returns, subject to upward or downward adjustment on an annual basis, depending on whether the parties achieve specified annual revenue targets. Chegg will also pay Ingram fees on a per unit basis for logistics and warehousing services and for fulfillment of sales orders. If Chegg terminates the Agreement without cause prior to its expiration, Chegg will pay IHH the remaining rental payments under IHH’s warehouse lease and applicable portions of the unamortized capital investment made by IHH related to the set‑up of the warehouse. In addition, the Agreement provides that each party will indemnify and hold the other party harmless from and against all third party claims arising from such party’s breach of the Agreement, violation of law or negligence.

Forward‑Looking Statements

This Current Report on Form 8‑K contains forward‑looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this Current Report on Form 8‑K other than statements of historical fact, including statements regarding the parties’ obligations and responsibilities under the Agreement and changes to Chegg's business as a result of the Agreement are forward‑looking statements. The words “will,” and “expect,” and similar expressions are intended to identify forward‑looking statements. These forward‑looking statements are based on current expectations for the strategic partnership with Ingram and the terms of the Agreement. These forward‑looking statements are subject to a number of risks, uncertainties and assumptions, including the ability of the parties to carry out their obligations and responsibilities under the Agreement and achieve the anticipated benefits of the strategic partnership, and those described in the “Risk Factors” section of Chegg’s Annual Report on Form 10‑K. In addition, new risks may emerge from time to time and it is not possible for Chegg to predict all risks, nor can it assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward‑looking statements made. In light of these risks, uncertainties and assumptions, the future events discussed in this Current Report on Form 8‑K may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward‑looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHEGG, INC.

By: /s/ Andrew Brown
Andrew Brown
Chief Financial Officer
Date: April 9, 2015